Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of EpiCept Corporation dated March 29, 2005, October 11, 2005 as to the effects of the restatements described in the first three paragraphs in Note 11 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to EpiCept Corporation's ability to continue as a going concern and the restatements of the December 31, 2004, 2003 and 2002 consolidated financial statements) appearing in Amendment No. 1 to Registration Statement No. 333-129357 on Form S-4 of EpiCept Corporation dated November 9, 2005.



DELOITTE & TOUCHE LLP



Parsippany, New Jersey
January 4, 2006